Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256316) pertaining to the Oatly Group AB (publ.) 2021 Incentive Award Plan of our reports dated April 19, 2023, with respect to the consolidated financial statements of Oatly Group AB, and the effectiveness of internal control over financial reporting of Oatly Group AB, included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young AB

Stockholm, Sweden

April 19, 2023